Exhibit 99.1

Jodi Warner
Adobe Systems Incorporated
408-536-2084
jwarner@adobe.com

Mike Saviage
Adobe Systems Incorporated
408-536-4416
ir@adobe.com

Adobe Names New Chief Financial Officer

Former Sanmina-SCI Executive Randy Furr to Join Adobe Executive Team

SAN JOSE, Calif. — May 18, 2006 — Adobe Systems Incorporated (Nasdaq:ADBE) today announced Randy Furr will be named executive vice president and chief financial officer. Most recently, Furr served as president and chief operating officer of Sanmina-SCI Corporation, a leading global electronics manufacturing services company.

Furr brings nearly 30 of years experience in financial and operations management in the technology sector, including 13 years at Sanmina-SCI, which he joined in 1992 as executive vice president and chief financial officer. He was instrumental in implementing rigorous financial controls and cost efficiencies as well as corporate governance compliance. Prior to joining Sanmina-SCI, Furr held a variety of operational and financial management positions with General Signal Corporation. These included general manager of General Signal Thinfilm Company, a manufacturer of semiconductor capital equipment, and general manager of Arrow Engineering, a manufacturer of equipment for the oil and gas industry. He began his career in 1976 in public accounting. Furr is a certified public accountant and holds a bachelor’s of business administration degree from the University of Oklahoma.

Reporting to Adobe Chief Executive Officer Bruce Chizen, Furr will start on May 30, 2006, assuming responsibility for the company’s finance, investor relations, information services, purchasing, facilities, global supply chain management and order management organizations. Furr will succeed Murray Demo as Adobe’s chief financial officer.

“Randy brings the expertise and track record of a successful CFO, along with the hands-on business experience of a seasoned operations executive,” said Chizen. “This strong combination of skills and experience will be an important addition to Adobe’s executive management team and will support his success as CFO of a fast-growing, global, highly-competitive company like Adobe.”

About Adobe Systems Incorporated

Adobe revolutionizes how the world engages with ideas and information – anytime, anywhere and through any medium. For more information, visit www.adobe.com.

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